Exhibit 99.1

QHSLab Announces Impressive 2023 Fiscal Year Results with Growing Revenues, Improved Gross Margins, and Substantial Reduction in Net Loss

WEST PALM BEACH, FL, March 28, 2024 (GLOBE NEWSWIRE) — QHSLab, Inc. (the “Company”) (OTCQB: USAQ), a company focused on providing clinicians with tools to leverage proactive, value-based healthcare solutions through emerging digital health and point-of-care technologies, today reported its financial and operational results for the fiscal year ended December 31, 2023. The year was marked by robust revenue growth, significant improvements in gross margins, and a strategic focus on expanding product lines and the Company’s customer base. Moreover, the Company significantly reduced its net operating loss, underscoring its enhanced operational efficiency and fiscal stewardship. The Company’s forward-thinking approach to integrating software solutions into the healthcare sector has propelled a substantial advancement in its financial and operational performance.

2023 Financial Results:

●	Revenue Growth: QHSLab achieved revenues of $1,408,995 in 2023, a notable increase from $1,243,186 in 2022. This growth was largely fueled by sales of Allergy Diagnostic Kits, along with the successful launch of Digital Medicine Subscription Revenue and the Integrated Service Program (ISP) product lines.

●	Gross Profit and Margin Improvement: The company generated a gross profit of $793,607 with a gross margin increase to 56.3% in 2023 from 49.8% in 2022. This improvement underscores QHSLab’s enhanced cost structure and strategic product mix optimization.

●	Reduced Net Operating Loss: QHSLab markedly reduced its net operating loss to $(240,158) in 2023 from $(560,539) in 2022, highlighting the Company’s overall improvement in operating efficiency and financial management.

●	Operational Efficiency: Sales and marketing expenses decreased to $488,537, reflecting more effective internal sales strategies. Meanwhile, general and administrative expenses were reduced to $259,108, due to streamlined operations and lower consultancy fees.

●	Research and Development: R&D expenses increased slightly to $214,008, reflecting the company’s commitment to innovation and the development of its proprietary QHSLab platform software.

A Word from Our CEO, Troy Grogan:

“We are exceedingly proud of the strides QHSLab has made this year, not only in revenue growth and gross margin improvement but also in significantly reducing our net operating loss. This year’s results are a testament to our team’s hard work and the successful execution of our strategic plans. We are excited about the opportunities ahead and remain committed to innovation, operational excellence, and delivering value to our shareholders. We are deeply grateful for the trust placed in us by our customers, partners, and investors. Together, we are shaping the future of healthcare, making significant strides towards improving patient outcomes and enhancing provider capabilities.”

QHSLab’s 2023 fiscal year has been a landmark period of growth, innovation, and strategic advancements. With revenue reaching $1,408,995, a significant increase from the previous year, and gross margins improving substantially to 56.3%, QHSLab has demonstrated the capability to navigate and thrive in the evolving healthcare landscape. Our operational efficiencies have led to a remarkable reduction in net operating loss, signaling our successful execution of strategic initiatives and commitment to financial stewardship.

This year, QHSLab enhanced performance capabilities, including integrating features like the Preferred Language Upgrade, new assessments for improved patient care, and seamless integration with a prominent electronic health record system. Additionally, our new development of the Claims Manager System will streamline our medical practice operations, providing more visibility into our revenue cycle management, furthering our mission to support healthcare providers. The recent partnership with a prominent EHR system, which connects 160,000 medical professionals, represents a significant achievement for QHSLab. This interface could connect the Company to over 32,000 practices and broaden the influence and integration of QHSLab’s solutions more deeply into the healthcare system.

Another significant development is the evidence-based improvements in mental health outcomes facilitated by QHSLab assessments. Data shows statistically significant reductions in PHQ-9 and GAD-7 scores, indicating a profound impact on patients’ mental health. This achievement demonstrates the effectiveness of the QHSLab platform and underscores the potential to address the urgent needs within the mental health care community.

In conclusion, the introduction of new features to the QHSLab platform and the interface with EHR systems, underscores our dedication to enhancing healthcare delivery through innovative digital solutions. QHSLab’s achievements in improving mental health outcomes further exemplify the tangible impact of its technologies on patient care. As we look forward, QHSLab remains committed to our mission of revolutionizing healthcare through innovative solutions. With the continuous support of our dedicated team and valued shareholders, QHSLab is poised for continued growth and success in the years to come.

For more information about QHSLab and our healthcare solutions, please visit www.qhslab.com.

About QHSLab, Inc.

QHSLab, Inc. (OTCQB: USAQ) is a medical device company providing digital healthcare solutions and point-of-care-diagnostic tests to primary care physicians. Digital healthcare allows doctors to assess patient responses quickly and effectively using advanced artificial intelligence algorithms. Digital healthcare can also remotely monitor patients’ vital signs and evaluate the effects of prescribed medicines and treatments on patients’ health through real-time data transferred from patient to doctor. QHSLab, Inc. also markets and sells point-of-care, rapid-response diagnostic tests used in the primary care practice. QHSLab, Inc.’s products and services are designed to help physicians improve patient monitoring and medical care while also improving their revenues.

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, future products, and potential future results and acquisitions are examples of such forward-looking statements. Forward-looking statements are generally identified by words such as ‘may,’ ‘could,’ ‘believes,’ ‘estimates,’ ‘targets,’ ‘expects,’ or ‘intends,’ and other similar words that express risks and uncertainties. These statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of the introduction of new products, the inherent discrepancy in actual results from estimates, projections, and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release. The Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contact:

Olivia Giamanco

QHSLab, Inc.

(929) 379-6503

ir@usaqcorp.com

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